Exhibit 99.3

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described as a director nominee in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-201722) (the “Registration Statement”) of Aina Le’a, Inc., a Delaware corporation (the “Company”), and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

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IN WITNESS WHEREOF, the undersigned has executed this consent as of the 11th day of August, 2015.

/s/ John E. McConnaughy, Jr.
John E. McConnaughy, Jr.